AMENDMENT NO. 1
                                       TO
                             DISTRIBUTION AGREEMENT
                                 CLASS E SHARES
                     METLIFE INVESTORS DISTRIBUTION COMPANY

     AMENDMENT NO. 1 to Distribution Agreement ("Amendment No. 1"), dated as of October 1, 2001, by and between Met Investors Series Trust (the "Trust") and MetLife Investors Distribution Company ("MID").

         The Trust and MID agree to modify and amend the Distribution Agreement relating to Class E Shares dated as of August 1, 2001 (the "Original Agreement") as herein provided. All terms used in this Amendment No. 1, unless defined herein to the contrary, shall have the meaning given such terms in the Agreement.

1. New Portfolios. The Trust hereby authorizes MID to participate in the distribution of Class E Shares of the following new portfolios ("New Portfolios") on the terms and conditions contained in the Agreement:

                  Met/AIM Small Cap Growth

                  Met/AIM Mid Cap Equity Portfolio

                  State Street Research Concentrated International

2. Effective Date. The effective date of this Amendment No. 1 shall be October 1, 2001 with respect to the New Portfolios.

3. Duration of Agreement. This Agreement shall continue in effect until September 30, 2002 with respect to the New Portfolios and thereafter will continue on a year to year basis with respect to the Portfolios only so long as the continuance is specifically approved at least annually either by (a) the Board of trustees of the Trust or (b) persons having voting rights in respect of the Trust, by the vote stated in Section 11 of the Agreement, voted in accordance with the provisions contained in the Participation Agreement (as defined in the Agreement); provided, however, that in either event such continuance shall also be approved by a vote of a majority of the Trustees of the Trust who are not interested persons of any party to the Agreement, cast in person at a meeting called for the purpose of voting on such approval.

4. Schedule A. Schedule A to the Agreement, setting forth the Portfolios of the Trust for which MID is authorized to distribute Class E Shares, is hereby replaced in its entirety by Schedule A attached hereto.

         Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

         IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

 MET INVESTORS SERIES TRUST             METLIFE INVESTORS DISTRIBUTION COMPANY



 By:                                    By:
    ------------------------------         ---------------------------------
      Elizabeth M. Forget                   James A. Shepherdson
      President                             Co-Chief Executive Officer



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                                   SCHEDULE A
                                       TO
                                 AMENDMENT NO. 1
                             DISTRIBUTION AGREEMENT
                                 CLASS E SHARES

Portfolios In Original Agreement:

PIMCO Total Return
PIMCO Innovation
MFS Mid Cap Growth
MFS Research International

Portfolios Added by Amendment No. 1:

Met/AIM Small Cap Growth
Met/AIM Mid Cap Equity
State Street Research Concentrated International